Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Akamai Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	2026 Employee Stock Purchase Plan Common Stock, $0.01 par value per share	Other	9,000,000(2)	$97.41(3)	$876,690,000.00	0.0001381	$121,070.89

	Equity	Second Amended and Restated 2013 Stock Incentive Plan, as amended Common Stock, $0.01 par value per share	Other	8,000,000(4)	$114.59(5)	$916,720,000.00	0.0001381	$126,599.03

	Total Offering Amounts					$1,793,410,000.00		$247,669.92
	Total Fee Offsets							—
	Net Fee Due							$247,669.92

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Represents 9,000,000 shares of common stock reserved for issuance under the 2026 Employee Stock Purchase Plan (the “2026 Plan”).

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on 85% of $114.59, the average of the high and low sales prices of the registrant’s common stock, as quoted on the Nasdaq Global Select Market, on May 7, 2026, which is a date within five business days prior to the filing of this registration statement. Pursuant to the 2026 Plan, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the first trading day of the applicable offering period or on the exercise date of the applicable offering period, whichever is less.

(4) Represents 8,000,000 shares of common stock that were added to the shares authorized for issuance under the Second Amended and Restated 2013 Stock Incentive Plan, as amended.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $114.59, the average of the high and low sales prices of the registrant’s common stock, as quoted on the Nasdaq Global Select Market, on May 7, 2026, which is a date within five business days prior to the filing of this registration statement.